Exhibit 99.1

TIBERIUS ACQUISITION CORPORATION COMMON STOCK AND WARRANTS TO COMMENCE TRADING SEPARATELY ON APRIL 10, 2018

Metairie, LA and New York, NY – April 9, 2018 –Tiberius Acquisition Corporation (the “Company”) (NASDAQ: TIBRU) announced today that the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units commencing on April 10, 2018.  Those units that are not separated will continue to trade on the Nasdaq Capital Market under the symbol “TIBRU” and the common stock and the warrants are expected to trade under the symbols “TIBR” and “TIBRW,” respectively.

The units were initially offered by the Company in an underwritten offering.  Cantor Fitzgerald & Co. and Dowling & Partners Securities LLC acted as joint bookrunning managers for the offering.  Chardan acted as lead manager.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on March 15, 2018.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (“SEC”) website at http://www.sec.gov. Alternatively, a copy of the prospectus related to the offering may be obtained from Cantor Fitzgerald & Co. at 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, tel.: (212) 915-1970.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Andrew J. Poole, Chief Investment Officer
(504) 881-1060
APoole@tiberiusco.com